EXHIBIT 3.6

                        BIRD CREEK RESOURCES, INC.
                       1437 South Boulder, Suite 930
                        Tulsa, Oklahoma  74119-3609
                              (918) 582-7713
                            Fax  (918) 592-3232


March 7, 2002



Stan McCabe
Arena Resources, Inc.
4920 S. Lewis, Suite 107
Tulsa, OK  74105

RE:  Farmout Agreement
     Auntie EM Prospect
     Haskell & Gray Counties, Kansas

Gentlemen:

This farmout agreement is in response to our letter of February 19, 2002 concerning Arena Resources, Inc. desire to acquire an interest in Bird Creek Resources, Inc. and its partners holdings in the captioned lands (herein also referred to as the "Farmout Acreage"). In consideration of the mutual covenants and agreements hereinafter set forth, it is agreed by the parties as follows, to wit:

 1. On or before June 1, 2002, Arena Resources, Inc. shall commence or cause to be commenced the actual drilling of an initial test well to a depth sufficient to test the Chase formation. Arena Resources, Inc. shall drill such well at a legal location, to be selected solely by Arena Resources, Inc., that will be on or which spacing will include the SW/4
     Section 19-27S-30W; NW/4 Section 30-27S-30W in Gray County, Kansas and the SE/4 Section 24-27S-31W; NE/4 Section 25-27S-31W in Haskell County, Kansas. The only consequence of Arena Resources, Inc. failure to drill the proposed Test Well hereinabove provided for shall be the ipso facto cancellation of this Agreement in its entirety.

 2. Upon completion of the initial test as a well capable of producing oil and/or gas in commercial quantities, Arena Resources, Inc. shall have earned and Bird Creek Resources, Inc. and its partners shall assign to Arena Resources, Inc. an eighty percent (80%) net revenue interest in all of their right, title and interest in and to the Farmout Acreage allocated to the production, spacing or proration unit for such well, from the surface down to 100 feet below the stratigraphic equivalent of the total depth drilled in said well, or to the base of the Chase formation, whichever is the lesser depth, subject to a proportionate reduced twenty-five percent (25%) working interest back-in after payout. "Payout" as used herein shall be defined as the recovery of 100% of the drilling, equipping, completing and operating said test well. Payout as herein defined shall be effective the 1st day of the 1st month following the occurrence of payout.

 3. Arena Resources, Inc. shall have the option, to be initially exercised within one year following the completion of the initial test well, to commencing the drilling of an additional well at legal location, to be selected solely by Arena Resources, Inc. within said Farmout Acreage.

 4. Arena Resources, Inc. shall notify Bird Creek Resources, Inc. of the selected location and proposed spud date to commence drilling the subsequent well. Bird Creek Resources, Inc. and its partners shall, within thirty days following receipt of such information, but in no event less than five (5) business days prior to the proposed spud date, advise Arena Resources, Inc. that Bird Creek Resources, Inc. and its partners intends to
     (1) participate in such well with its working interest, or (2) farmout its interest to Arena Resources, Inc., reserving an option to back-in for a twenty-five percent (25%) working interest at payout.

 5. Upon completion of each subsequent well capable of producing oil and/or gas in commercial quantities, Arena Resources, Inc. shall have earned and Bird Creek Resources, Inc. and its partners shall assign to Arena Resources, Inc. a minimum of an eighty percent (80%) net revenue interest in all of Bird Creek Resources, Inc. right, title and interest in and to the Farmout Acreage allocated to the production or proration unit for each such subsequent well, from the surface down to 100 feet below the stratigraphic equivalent of the total depth drilled in said well, or to the base of the Chase formation, whichever is the lesser depth.

 6. Arena Resources, Inc. shall furnish all geological and well information on any well drilled hereunder.

 7. As to payout of the test well and subsequent well, Arena Resources, Inc. and Bird Creek Resources, Inc. agree to be subject to the terms of that certain Joint Operating Agreement dated June 22, 2001 and the Exploration Agreement date covering the Auntie EM Prospect and its leasehold acreage naming Arena Resources, Inc. as Operator for the proposed Chase Test well, which JOA shall be agreed upon, attached to, and made a part of this Agreement as Exhibit "A".

 8. This Agreement is personal in nature and may not be assigned without our written consent being first obtained. When requesting consent to make an assignment of all or portion of this Agreement you will advise the parties to whom the assignment will be made.

 9. In the drilling of the Test Well and otherwise complying with the terms and provisions of this Agreement, Arena Resources, Inc. is acting independently of Bird Creek Resources, Inc. and it partners and not as a partner in any capacity, mining or otherwise. Bird Creek Resources, Inc. and its partners shall have no responsibility whatsoever in connection with the drilling of said test well and it shall be drilled at Arena Resources, Inc. sole cost, risk and expense. Arena Resources, Inc. further agree to hold Bird Creek Resources, Inc. and its partners harmless from any and all debts, claims or damages incurred in connection with the performance of this Agreement.

It is understood and agreed that Time is of the Essence. If the terms and provisions of this Agreement in its entirety are acceptable, please sign in the space provided and return one executed copy of this Agreement to our office within the next 10 day. Failure to do so will result in the cancellation of this Agreement at our option.


Sincerely,
Bird Creek Resources, Inc.


/s/  George J. Matetich
Vice President - Land


Accepted and approved to this 12th day of March, 2002.


Arena Resources, Inc.


BY:    /s/ Stanley McCabe